FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum (310) 829-5400

SKECHERS ANNOUNCES FIRST BILLION-DOLLAR-PLUS QUARTER
Company’s First Quarter 2017 Financial Results
Set Quarterly Net Sales Record

MANHATTAN BEACH, CA. – April 20, 2017 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the first quarter 2017.

First Quarter Highlights

Record net sales of $1.073 billion, an increase of 9.6 percent
Diluted earnings per share of $0.60

“First quarter 2017 net sales represent a new quarterly record and the first time we exceeded $1 billion in quarterly sales. We are particularly proud of the growth in the quarter considering the tough comparison to 2016, which included the benefit of an additional day in February and Easter falling in March,” began David Weinberg, chief operating officer and chief financial officer. “The growth was the result of double-digit increases in both our international distributor and subsidiary/joint venture businesses, as well as in our global Company-owned Skechers retail business. Further, in our domestic wholesale business, we shipped 4.5 percent more pairs than in the first quarter of 2016 but average price per pair decreased by 4.8 percent primarily due to stronger sales in our lower-priced lines including BOBS from Skechers and our sandal business.”

First Quarter Financial Results
Quarterly net sales increased 9.6 percent to $1.073 billion compared to first quarter 2016. The growth was the result of a 16.8 percent increase in the Company’s international wholesale business and a 12.8 percent increase in its Company-owned global retail business which included comparable same store sales increases of 2.9 percent. Additionally, the negative currency translation impact on its gross margins in its international wholesale and international Company-owned retail businesses for the first quarter was $6.1 million. The Company’s domestic wholesale net sales were relatively flat compared to the first quarter of last year.

Gross profit for the first quarter was $476.5 million, or 44.4 percent of net sales, compared to $432.2 million, or 44.2 percent of net sales, for the first quarter of last year.

First quarter selling expenses increased $19.9 million to $73.8 million, or 6.9 percent of sales, compared to $53.9 million, or 5.5 percent of sales, in the first quarter of the prior year. The increase was primarily due to increased international advertising and selling expenses.

General and administrative expenses for the first quarter increased $40.1 million to $282.5 million, or 26.3 percent of sales, compared to $242.3 million, or 24.8 percent of sales, in the prior year. The year-over-year quarterly increase was primarily due to Skechers’ focus on long-term global growth, including $13.2 million associated with the Company’s 59 additional domestic and international retail stores, and $18.3 million to support its international growth, of which $9.3 million was due to increased costs in China, $3.4 million for the transition of its South Korean distributor to a joint venture, $1.7 million in support of its new Latin America subsidiary, and $3.4 million in Japan. Domestic wholesale general and administrative expenses in the first quarter increased $8.6 million year-over-year primarily due to increased headcount in the United States to support its brand worldwide.

“Skechers’ international business, including retail, grew to 51.3 percent of our total sales in the first quarter due to the strength of our brand in numerous markets,” added Mr. Weinberg. “While we see opportunities in the United States to increase our business, we believe international markets continue to present the strongest opportunity for growth. To meet this growth in our international business, we continue to invest in our infrastructure and marketing to support the current and planned global expansion.”

Earnings from operations were $124.4 million, a decrease of 10.2 percent over the first quarter of 2016.

Net earnings decreased 3.7 percent to $94.0 million, and diluted net earnings per share were $0.60. The Company’s quarterly effective tax rate in the first quarter was 14.0 percent compared to 21.8 percent over the first quarter of 2016. The Company expects its effective tax rate to be between 14 percent and 19 percent in 2017. In addition, the Company’s gross margins were negatively impacted by approximately $6.1 million due to negative foreign currency translations and approximately $900,000 in pre-tax expenses related to foreign currency transaction losses during the first quarter of 2017. The Company’s operations in the United Kingdom were significantly impacted by currency headwinds as its wholesale sales were up 6.1 percent for the first quarter in local currency but down 8.2 percent in U.S. dollars.

Robert Greenberg, SKECHERS chief executive officer, commented: “In 2005, we surpassed $1 billion in annual sales, and now less than 12 years later, we had our first $1 billion plus in quarterly sales. The key to our success then and now is the drive, dedication and talent of the many people behind this great brand. We look very good from a product standpoint—with innovative, comfortable and beautiful footwear and now apparel—and in our marketing as well—with lifestyle campaigns featuring Rob Lowe, Meghan Trainor, Joe Montana, Howie Long, Sugar Ray Leonard, Brooke Burke-Charvet and Kelly Brook. Our success in performance footwear can be seen in our title sponsorship of the Skechers Performance Los Angeles Marathon, in the Pan-European Ironman where we are the footwear sponsor, and in our many pro golfers, including American medalist Matt Kucher, Canadian Brooke Henderson, Scotland’s Russell Knox, Spaniard Belen Mozo, and American Wesley Bryan, who just earned his first PGA Tour victory.”

Mr. Greenberg continued: “Our global footprint continues to grow with our ongoing success in Canada, Chile and China as well as in India, Australia and Turkey, and many other markets. This success is in part due to the expansion of Skechers retail stores around the world. At quarter end, there were 2,055 Skechers retail stores, including 1,471 third-party-owned locations, of which 551 are in China alone. We’ve come a long way since our first billion dollar year, and our first retail store in Manhattan Beach, but we plan to accomplish much more in product design, marketing and distribution. In the United States, we are the No. 1 Casual, Work, and Walking brand and the No. 2 All Footwear for Women*, and we believe we can reach these coveted positions in numerous other countries around the world. As we’ve begun showing our Spring 2018 lines to accounts this week, I’m looking forward to delivering our back-to-school product in June and July, and continuing to profitably grow Skechers this year and in the coming years.”

Balance Sheet
At year end, cash and cash equivalents was $607.8 million, an increase of $164.0 million, or 37.0 percent over March 31, 2016.

Total inventory, including inventory in transit, was $585.8 million, an increase of $84.0 million or 16.7 percent over March 31, 2016, and a decrease of $114.7 million or 16.4 percent over December 31, 2016. The increase over last year is primarily due to international and is in line with the Company’s backlogs, and growing retail and international wholesale business.

Working capital was $1.32 billion at March 31, 2017 versus $1.07 billion at March 31, 2016.

Mr. Weinberg continued: “We ended the first quarter with low double-digit increases in backlog on a worldwide basis, with all of our business units up a minimum of mid-single digits. Already in April, we’ve achieved high-single digit comps in our Company-owned retail stores, which benefited from Easter falling in April, and successfully launched YOU by Skechers in our stores and on skechers.com.”

Outlook

Based on these key indicators, the Company believes it will achieve net sales in the second quarter in the range of $950 million to $975 million, which would be a second quarter sales record, and earnings per share of $0.42 to $0.47. This projection includes flat to slightly positive sales increases in the Company’s domestic wholesale business, and increases in its international business and Company-owned retail stores.

The Company expects its ongoing capital expenditures for 2017 to be approximately $40 million to $45 million, which includes corporate office upgrades and an additional 50 to 75 Company-owned retail store openings and several store remodels, as well as an additional $25 million for infrastructure primarily in its China joint venture.

First Quarter 2017 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its first quarter 2017 financial results. The call can be accessed on the Investor Relations section of the Company’s the website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning April 20, 2017, at 7:30 p.m. ET, through May 4, 2017, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13658499.

*SportsOneSource, April 1, 2017

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, more than 2,055 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, the Company’s future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2016. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2017	December 31,
		2016
ASSETS
Current Assets:
Cash and cash equivalents	$607,813	$718,536
Trade accounts receivable, net	551,598	326,844
Other receivables	20,504	19,191

Total receivables	572,102	346,035
Inventories	585,814	700,515
Prepaid expenses and other current assets	60,568	62,680

Total current assets	1,826,297	1,827,766
Property, plant and equipment, net	502,658	494,473
Deferred tax assets	26,059	26,043
Other assets	50,697	45,388

Total non-current assets	579,414	565,904

TOTAL ASSETS	$2,405,711	$2,393,670

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,788	$1,783
Accounts payable	423,902	520,437
Short-term borrowings	6,303	6,086
Accrued expenses	81,590	93,424

Total current liabilities	513,583	621,730
Long-term borrowings, net of current installments	68,775	67,159
Deferred tax liabilities	431	412
Other long-term liabilities	20,408	18,855

Total non-current liabilities	89,614	86,426
Total liabilities	603,197	708,156
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,707,156	1,603,633
Noncontrolling interests	95,358	81,881

Total equity	1,802,514	1,685,514

TOTAL LIABILITIES AND EQUITY	$2,405,711	$2,393,670

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2017	2016
Net sales	$1,072,808	$978,794
Cost of sales	596,310	546,642

Gross profit	476,498	432,152
Royalty income	4,230	2,625

	480,728	434,777

Operating expenses:
Selling	73,809	53,878
General and administrative	282,496	242,349
	356,305	296,227

Earnings from operations	124,423	138,550
Other expense:
Interest, net	(1,077)	(1,122)
Other, net	696	2,779

	(381)	1,657

Earnings before income tax expense	124,042	140,207
Income tax expense	17,407	30,568

Net earnings	106,635	109,639
Less: Net earnings attributable to noncontrolling interests	12,640	12,027

Net earnings attributable to Skechers U.S.A., Inc.	$93,995	$97,612

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.61	$0.63

Diluted	$0.60	$0.63

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	155,097	153,745

Diluted	155,927	154,818